Exhibit (h)(12)

EXCHANGE LISTED FUNDS TRUST

SCHEDULE A

dated March 8, 2024 to the

EXPENSE LIMITATION AGREEMENT

dated May 10, 2022

FUND	MAXIMUM	RECOUPMENT	ACQUIRED	INITIAL EXPENSE	INITIAL
	ANNUAL		FUND FEES	LIMIT EFFECTIVE	TERM END
	EXPENSE		AND	DATE	DATE
	LIMIT		EXPENSES
(“AFFE”)
Cabana Target Beta ETF	0.69%*	No	Excluded	September 1, 2021	August 31, 2024
(formerly, Cabana Target			from Cap
Drawdown 7 ETF)
Cabana Target Drawdown 10	0.69%*	No	Excluded	September 1, 2021	August 31, 2024
ETF			from Cap
Cabana Target Leading Sector	0.69%*	No	Excluded	September 1, 2022	August 31, 2024
Moderate ETF			from Cap
Bancreek U.S. Large Cap ETF	0.70%	No	Excluded	Commencement of	April 1, 2025
			from Cap	Operations

Bancreek International Large	0.80%	No	Excluded	Commencement of	April 1, 2025
Cap ETF			from Cap	Operations

*	The Adviser contractually agrees to reduce the expense limitation to 0.64% on the aggregate average daily net assets in excess of $750 million of these Funds.

EXCHANGE LISTED FUNDS TRUST,

on behalf of each series of the Trust set forth in Schedule A

/s/ Garrett Stevens
Name:	Garrett Stevens
Title:	President

EXCHANGE TRADED CONCEPTS, LLC

/s/ Garrett Stevens
Name:	Garrett Stevens
Title:	Chief Executive Officer